Filed Pursuant to Rule 424(b)(3)
S-1 Registration Statement
SEC File No. 333-149719

PROSPECTUS SUPPLEMENT NO. 1
Prospectus Supplement dated April 10, 2009
(To Prospectus dated May 6, 2008)

CHINA NATURAL GAS, INC.

This prospectus supplement dated April 10, 2009 supplements and amends the Prospectus dated May 6, 2008 (the “Prospectus”) relating to the offer and sale by the selling stockholders identified in the Prospectus of up to 2,900,000 shares of our common stock.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or additional supplements thereto. Capitalized terms used in this prospectus supplement but not otherwise defined herein shall have the meanings given to such terms in the Prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CHNG.”

The last reported sales price per share of our common stock, as reported by the OTC Bulletin Board on April 9, 2009, was $2.71.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 10, 2009.

The Company downwardly adjusted the per share exercise price of warrants to purchase common stock of the Company (the “Warrants”) from $7.3652 to $3.6826.  The Warrants were issued pursuant to the Warrants Agreement dated as of January 29, 2008 (the “Warrant Agreement”) by and among the Company, Deutsche Bank AG, Hong Kong Branch as Warrant Agent and Deutsche Bank Luxembourg S.A. as Warrant Registrar.  Pursuant to the Warrant Agreement, the exercise price of the Warrants is adjusted on the first anniversary of issuance and thereafter, at every six month anniversary beginning in the fiscal year 2009 if the volume weighted average price, or VWAP for the 15 trading days prior to the applicable reset date is less than the then applicable exercise price, in which case the exercise price shall be adjusted downward to the then current VWAP; provided however, that in no event shall the exercise price be adjusted below $3.6826 per share.